MASTER DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made this __30__ day of _March_, 2010, by and between **CY Holding Company, Ltd.** hereinafter referred to as the **"Company"**, with its principal place of business located at **760 South 2nd Street, St. Louis, Missouri 63102** USA and **Megola Inc.** located at **704 Mara St., Suite 111, Point Edward, ON, Canada, N7V 1X4, Phone: +1-519-336-0628, Fax: +1-519-336-0625 WEB Site: www.megola.com** all subsidiaries, divisions, dba's hereinafter referred to as the "Master Distributor or Distributor" with Territory Rights as outlined in Exhibit B and granted by the **"Company".**

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

ARTICLE I
APPOINTMENT OF DISTRIBUTORSHIP

1. Distribution Right. The Company hereby appoints and grants **Megola Inc.** as the Master Distributor the exclusive and non-assignable right to sell the equipment of the Company ("Equipment") listed in the then current "Price List" (Exhibit "A" attached hereto – pricing omitted). The distribution right shall be limited to customers who have places of business in, and will initially use the Company's products in the geographic area set forth in Exhibit "B" attached hereto.

2. Prices. All prices stated are FOB the Company's offices in St. Louis, Missouri or China, whichever is most convenient. Prices do not include transportation costs which shall be borne by Distributor. Prices do not include federal, state or local taxes applicable to the products sold under this Agreement. An amount equal to the appropriate taxes will be added to the invoice by the Company where the Company has the legal obligation to collect such taxes. Distributor shall pay such amount to the Company unless Distributor provides Company with a valid tax exemption certificate authorized by the appropriate taxing authority.

3. Terms. Terms are cash payment in full prior to delivery, except where satisfactory credit is established in which case terms are net thirty (30) days from date of shipment from our facility to either the Distributor or to its client by way of drop shipments. The Company reserves the right to revoke any credit extended at the Company's sole discretion. Distributor agrees to pay such invoices when due regardless of other scheduled deliveries. Invoices not paid within thirty (30) days of the invoice date will have one and one half percent (1-1/2%) per month finance charge assessed against the unpaid balance from the date of invoice until the date of payment. A 20% restocking fee applies to all returned goods (if applicable) other than for damaged equipment due to shipping or a warranty claim.

4. Title to Equipment. The Company hereby reserves all rights of ownership to the equipment owned by the Company that is to be purchased by the Distributor until payment in full is received by the Company for the intended equipment to be purchased by the Distributor. Title to the Equipment shall pass to Distributor upon receipt by the Company of payment in full for all amounts due for such units of Equipment.

5. Competitive Equipment. By this written notice: The Company agrees in allowing the Distributor the right to represent what may be deemed competitive product (s) to those product (s) offered by the Company without prejudice to the Distributor. The Distributor does agree to make every effort in selling our product (s) where applicable and in the best interest of the end user.

Initials _____   **Initials _____**

ARTICLE II
DELIVERY

1. Purchase Orders. Master Distributor shall order Equipment by written notice to Company. Each order shall specify the number of units to be shipped, the type of units to be shipped (as identified by Company model number designations indicated in the Price List) including all optional features, the desired method of shipment and the installation site. Company shall indicate its acceptance of such release by returning a signed copy to Distributor. Company agrees to ship units to Distributor as close as possible to the delivery schedule set forth in each order as accepted by Company, unless Company otherwise indicates in writing. Company shall not be required to honor any release which: (a) specifies a shipping date earlier than Company's then current delivery schedule for the date such release is received by Company and/or (b) specifies a quantity to be delivered in any one month within the current delivery schedule which is greater than one hundred percent (100%) of the total quantity shipped in the preceding sixty (60) day period.

2. Equipment Acceptance. The criterion for acceptance of Company Equipment by the Master Distributor shall be inspection of the Equipment upon receipt and ensuring seals and airtight packaging of Equipment has not been broken.

3. Shipment. All shipments of Equipment shall be made FOB Company's plant and liability for loss or damage in transit, or thereafter, shall pass to the Master Distributor upon Company's delivery of Equipment to a common carrier for shipment. Shipping dates are approximate and are based, to a great extent, on prompt receipt by Company of all necessary ordering information from Distributor. Distributor shall bear all costs of transportation and insurance and will promptly reimburse Company if Company prepays or otherwise pays for such expenses. Company shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Distributor, or otherwise arisen out of causes beyond the control of the Company. Nor shall the Company at any time be liable for any incidental, special or consequential damages.

4. Delay. Distributor may delay for a period of thirty (30) days upon giving the Company written notice at least fifteen (15) days prior to the scheduled delivery date. In the event distributor delays delivery for more than thirty (30) days with notification as set forth above, or for a period of more than five (5) days written notice, Distributor shall pay to Company, as a service charge, an amount equal to 1/360th of twenty-five percent (25%) of the Purchase Price for each day of such delay to be computed from the first day of such delay through the termination of such delay.

5. Cancellation. Distributor may, at any time prior to the scheduled date of shipment, cancel any or all Equipment on order upon giving timely written notice and upon payment of the following cancellation charges for each unit cancelled. The cancellation charges, intended as liquidated damages and not penalties, are as follows.

   Number of Days Prior to Scheduled Date of Shipment that Notice of Cancellation is Received by Company: Cancellation Charges Expressed as a Percentage of Purchase Price:0-5 days 50% / 5-15 days 40% / 16-30 days 30% / 31 days or more10%

Initials _____ **Initials _____**

PROPRIETARY RIGHTS

1. Use of Company Name. Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to Company, except as specified in this Agreement or as expressly authorized by Company in writing. All advertising and other promotional material will be submitted to Company at least two weeks in advance and will only be used if Company consents thereto, which consent shall not be unreasonably withheld. Company hereby authorizes and requires Distributor's use of the Company's insignia or lettering which will be on the products at the time of the delivery. Company hereby authorizes the Distributor's use of the legend set forth below. The Company shall submit to the Distributor in writing full particulars prior to any use of the authorized legends, on stationery, invoices, promotion material or otherwise, and shall not proceed with such use unless and until the Company's written approval shall have been received.
Authorized legend shall be the following:

CY Holding Company, Ltd.

If the authorized legend is used on any stationery, invoices, promotion material or otherwise by Distributor, Distributor will, on termination of this Agreement, or upon request of Company, discontinue the use of such legend on any stationery, invoices, promotion material or otherwise and thereafter will not use, either directly or indirectly in connection with its business, such legend or any other names, titles of expressions so nearly resembling the same as would likely lead to confusion or uncertainty, or to deceive the public.

2. Patent Indemnity. Company agrees, at its own expense, to indemnify, defend and hold harmless each Distributor and its customers from and against every expense, damage, cost and loss (including attorneys' fees incurred) and to satisfy all judgments and decrees resulting from a claim, suit or proceeding insofar as it is based upon an allegation that the Equipment or any part thereof furnished by Company or any process which is practiced in the customary use of the Equipment is or has been infringing upon any patent, copyright or proprietary right, if Company is notified promptly of such claim in writing and given authority, and full and proper information and assistance (at Company's expense) for the defense of same. In case the Equipment, or any part thereof, in such suit is held to constitute an infringement and the use of said Equipment or part is enjoined, Company shall, in its sole discretion and at its own expense, either procure for the indemnitee the right to continue using said Equipment or part or replace or modify the same with nonperformance or capacity or affect its compatibility with the hardware or firmware comprising the Equipment or the software utilized thereon.

3. Drawings and Data. The Company normally supplies all necessary data for the proper operation and maintenance of its Equipment. Portions of this data are proprietary in nature and will be so marked. The Master Distributor agrees to abide by the terms of such markings and to be liable for all loss or damage incurred by the Company as a result of the improper or unauthorized use of such data. The Company retains for itself all proprietary rights in and to all designs, engineering details, and other data pertaining to any Equipment specified in the contract and to all discoveries inventions, patent rights, etc., arising out of work done in connection with the contract and to any and all Equipment developed as a result thereof, including the sole right to manufacture any and all such products. The Distributor shall not contact the Company's suppliers, or any other person, for the purpose of manufacture.

4. Title to Products and Documentation Package. The Master Distributor acknowledges that the Equipment and documentation listed in Schedule 1 are the property of Company, and that the products are being made available to Distributor in confidence and solely on the basis of its confidential relationship to Company, Distributor agrees not to print, copy, provide or otherwise make available, in whole or in part, any portion of an original or modified Equipment Documentation Package or related materials.

Initials _____ **Initials _____**

WARRANTY

1. Equipment Warranty. Company warrants that Distributor shall acquire Equipment purchased hereunder free and clear of all liens and encumbrances except for Company's purchase money security interest defined in Articles I, 4, above. Company further warrants all Equipment to be free from defects in material or workmanship under normal use and service for a period of [e.g. Five Years (1825) days] from the date of delivery. All repair covered by this warranty must be done at Company's factory, or other such warranty repair facilities of Company as designated by Company unless Company specifically directs that this service be performed at another location. Any defect corrected within eighteen-hundred twenty-five (1825) days and found to be within this scope of the warranty will be repaired by Company and all charges for labor and material, will be borne by Company. If it is determined that either no fault exists in Company, or the damage to be repaired was caused by negligence of Distributor, its agents, employees or customers, Distributor agrees to pay all charges associated with each such repair. THIS CONSTITUTES THE SOLE WARRANTY MADE BY COMPANY EITHER EXPRESSED OR IMPLIED. THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE FACE HEREOF, HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES AND DISTRIBUTOR'S REMEDIES SHALL BE LIMITED TO REPAIR OR REPLACEMENT OF NONCONFORMING UNITS OR PARTS.

2. Misuse of Equipment. Any tampering, misuse or negligence in handling or use of Equipment renders the warranty void. Further, the warranty is void if, at any time, Distributor attempts to make any internal changes to any of the components of the Equipment; if at any time the power supplied to any part of the Equipment exceeds the rated tolerance; if any external device attached by Distributor creates conditions exceeding the tolerance of the Equipment; or if any time the serial number plate is removed or defaced. OPERATION OF THE EQUIPMENT THAT RENDERS THIS WARRANTY VOID WILL BE DEFINED TO INCLUDE ALL OF THE POSSIBILITIES DESCRIBED IN THIS PARAGRAPH, TOGETHER WITH ANY PRACTICE WHICH RESULTS IN CONDITIONS EXCEEDING THE DESIGN TOLERANCE OF THE EQUIPMENT.

ARTICLE V
TRAINING UNITS / SPARES

1. Availability. Training units / Spares, as used herein, shall be defined as Company's standard subassemblies and parts used to fabricate and/or repair the Equipment manufactured by the Company. Company shall make spares for purchase by Distributor for a period of not less than five (5) years after shipment of the last unit to the Master Distributor hereunder. Such Training Units or spares will be available to Distributor at prices, terms and conditions in effect at the time such spares are purchased. No provision in this Paragraph, or in any other part of this Agreement, shall relieve the Master Distributor of Distributor's responsibility to stock spares. Distributor is expected to maintain an adequate inventory of spares to support the Equipment purchased hereunder.

ARTICLE VI
DURATION OF AGREEMENT

1. Term. The term of this Agreement shall be for [e.g., five years] from the date hereof, unless sooner terminated. Termination shall not relieve either party of obligations incurred prior thereto and will be extended for an additional period of [e.g., five years] should the Master Distributor and Company come to a concurrence of extension of this agreement.

2. Termination. This Agreement may be terminated only:
(a) By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within [e.g., thirty (30) days] thereof; or

Initials _____ **Initials _____**

(b) By the Company if: there is an unacceptable change in the control or management of the Distributor; if the Distributor ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Distributor, resulting in an adjudication of bankruptcy; or, if the Distributor fails to pay its debts as they become due and provided due notice has been given by the Company to the Distributor and the Distributor has not cured such breach within thirty (30) days thereof;

(c) By Company at the end of the third year of this Agreement, upon the Company paying to Distributor the sum of $1,000.00 (in inventory) and having given to Distributor ninety (90) days advanced written notice of its intention to so terminate;

(d) Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Distributor shall not be relieved of (i) its obligation to pay any monies due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination. Distributor shall have the right to continue to purchase spare parts in accordance with Article VI.

(e) Should the distributor decide to sell his / her / their company / business, the distributor or previous owner who had endorsed the agreement will have first right of refusal in order to continue or decline further distribution of any and all products. Should the distributor decline to act as the distributor after the sale of their company, the new owner will be granted distribution rights under the same terms. A new agreement will be issued in any case.

ARTICLE VII
NOTICES

Notice or Communication. Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to Company shall be sent to:

CY Holding Company, Ltd
760 South 2nd Street
St. Louis, MO 63102 USA

and

CY Holding Company, Ltd
C-603 Bin Hai Garden,
Nansha, Guangzhou, P.R.C. 511458 China

Notices and communications to Distributor shall be sent to address shown on first page of this Agreement. Any notices or communications to either party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such party.

2. Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective seventy-two (72) hours after mailing thereof in the United States

ARTICLE VIII
SHARING OF COMPANY & DISTRIBUTOR RESOURCES

Rights.

The Company and Distributor hereby agree to collaborate in the distribution of both parties products. This is to include the sharing of i.e., Information, Customer Accounts, Dealer Network(s) established World Wide at the time of and after the signing of this agreement and established during the term of this agreement. This includes joint participation in Trade Shows when agreed upon by both the Company and The Distributor.

Both parties agree to share Information, Customer Accounts, Dealer Network(s) in order to promote and distribute the Company's and Distributors Products collectively through each others Customer Accounts, Dealer Network(s)

It is understood that in no way will either the Company or the Distributor attempt to circumvent the other with regards to product(s) sold through these Customer Accounts, Dealer Network(s) with product(s) that are in direct competition to the others respective products either manufactured or supplied by the Company or the Distributor.

Any attempt to circumvent or to compete with direct competitive product to the others will result in the immediate termination of this agreement.

Damages, i.e., loss in revenue, sales, or resulting in loss of business due to this circumvention will immediately terminate this agreement.

Losses as a result of, or to do with such an infringement and / or circumvention will be determined and compensated to the respective circumvented party in this agreement, in a monetary amount calculated based on when the incident, dealer or customer situation had occurred, existing or potential future business at the time of the infringement act and / or circumvention. This monetary amount is based on the wholesale figure of the product(s) involved.

Should termination of this agreement take place at any time, neither the Company or the Distributor will be able to or allowed to introduce to any shared dealer network or customer, a direct competitive product for a period of ten years after the termination of this agreement

Initials _____ **Initials** ___

ARTICLE VIII
GENERAL PROVISIONS

1. Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and
all rights and powers not expressly granted to the Distributor are expressly reserved to the Company. The Distributor shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

2. Independence of Parties. Nothing contained in this Agreement shall be construed to make the Distributor the agent for the Company for
any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party.

The Distributor specifically agrees that it shall have no power or authority to represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

3. Indemnity. The Distributor agrees to hold the Company free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Distributor; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to products sold to the Distributor under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such products.

4. Assignment. This Agreement constitutes a personal contract and Distributor shall not transfer or assign same or any part thereof without the advance written consent of Company.

5. Entire Agreement. The entire Agreement between the Company and the Master Distributor covering the Equipment is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are sever able, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of Distributor's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Distributor.

6. Applicable Law. This Agreement shall be governed by the laws of The Peoples Republic of China or the State of Missouri USA and is accepted by Company at its Corporate Office(s) located at either C-603 Bin Hai Garden, Nansha, Guangzhou, PRC China 511458 or 760 South 2nd Street, St. Louis, MO 63102 USA. All payments hereunder shall be made either to the Company's offices at either C-603 Bin Hai Garden, Nansha, Guangzhou, PRC China 511458 or South 2nd Street, St. Louis, MO 63102 USA or its Banking facilites located in either location. Company's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

7. Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

COMPANY (C Y Holding Company Ltd)

By: [signature]
(Authorized Officer) **Robert Coleman, CEO** Date: 3 / 30 / 2010

DISTRIBUTOR (Megola Inc. Point Edward, ON, Canada)

By: [signature]
(Authorized Officer) **Joel Gardner**, Title **President / C.E.O** Date 3 / 30 / 2010

760 South 2nd Street, St. Louis Missouri 63102 USA
Tel: 888-892-1828 – Fax: 636-244-1791
Email – safetyhood@live.com
C-603 Bin Hai Garden, Nansha, Guangzhou, P.R.C. China P.C. 511458
China Phone 86-13824406141 - - China Fax 86-20-84687271

PRICE LIST AS OF January 1, 2010

Prices are based on Purchases of 5000 units

Able to Mix Models to meet Opening Order minimum 5000 Unit requirements.

1.Order No. 1 . . **Manufacturers Suggested Retail Price . . . . MSRP$[omitted] [Price Per Unit]**

2..**PURIFYAIR 30M CE Smoke and Fire Safety Hood HARD Case Unit . . . . . . US$[omitted] each up to – 10,000 units**

20 units per case - - MINIMUM OPENING ORDER - 5000 Units
Container Quantities – 20 foot container 10,000 units

3 **PURIFYAIR 30M CE Smoke and Fire Safety Hood SOFT Case Unit . . . . US$[omitted] each up to - 10,000 units**

20 units per case - - - MINIMUM OPENING ORDER - 5000 Units
Container Quantities – 20 foot container 10,000 units

4. Future Orders . . . .

Future orders are to be priced such that the Distributor will receive a minimum distributors 38.85% discount from the then current manufacturers list price for Equipment, together with the necessary components will be priced on an order by order basis with the Distributor, receiving additional accumulative discounts should purchases by the distributor exceed the amounts listed below during this five year agreement.

All units Not sold within the first 12 months of the original manufactures date with not less than 48months of warranty still remaining on the product will be replaced with 60 month warranty product.

The Distributor must notify the Company 30 days prior to this date so the Company can organize replacement and recover from the Distributor inventory needs to be returned for replacement. This provision does not cover returns by the Distributors Clients.

Other products made available and **Megola Inc.** located at **704 Mara St., Suite 111, Point Edward, ON, Canada, N7V 1X4,** by the Company will have there own separate pricing structure and will be added to this agreement as an addendum to this agreement should the Distributor elect to add it to there product offering.

Distributor Pricing Schedule As of January 1, 2010 guaranteed for 12 months. **Please inquire about quantity discounts over 5000 units.** Prices are Subject to change with 30 days written notification due to increases in manufacturing costs. Once notified, we will grant pricing protection for an additional period not to exceed 30 days. Samples requested will be sold to the Distributor at the prices stated below or provided at the discretion of the Company.

Container Quantities – 20 foot container approximately - 10,000 units **Prices are F.O.B. China**

Prices are based on Minimum First Purchase of 5000 units – Refer to Attached Quantity Discounts over 5000 units

PurifyAir 30M - smoke & fire safety hood (30 minute) Hard or Soft Case – CE Certified	**US $[omitted]**
PurifyAir 60M - smoke & fire safety hood (60 minute) Hard or Soft Case	**US $[omitted]**
XLM-Z-30 - HALF mask (30 minute w/replaceable filter) - - - - - - - - - - -	**US $[omitted]**
ASE30 - smoke & fire safety hood (30 minute) Soft Travel Pack - -	**US $[omitted]**
ASE30A - smoke & fire safety hood (30 minute) Hard Case - - - - -	**US $[omitted]**
ASE60 - smoke & fire safety hood (60 minute) Soft Case - - - - -	**US $[omitted]**
ASE60A - smoke & fire safety hood (60 minute) Hard Case - - - - -	**US $[omitted]**
ASE30BR - chemical/biological/smoke/fire safety hood (30 minute) Hard or Soft Case	**US $[omitted]**
ASE30BR – chem/bio/smoke/fire/gas replacement filter (30 minute) - - -	**US $[omitted]**
AFSY30 – EEBD Maritime Oxygen Generating Self Rescue Respirator (30 / 60 Minute)	**US $[omitted]**
HFZY30 – Oxygen Generating Self Rescue Respirator (30 / 60 Minute)	**US $[omitted]**
ASE20B – COAL MINE Oxygen Generating Self Rescue Respirator (20 / 60 Minute)	**US $[omitted]**
ASE30B – COAL MINE Oxygen Generating Self Rescue Respirator (30 / 120 Minute)	**US $[omitted]**

OEM – PRIVATE LABELING - OEM Product with specifically labeled packaging for you.

Minimum quantities of 5000 units per model must be purchased to enable private address labeling of either or both models. 10,000 units per 20 foot container. Literature – With an order of 10,000 units we will provide 5,000 pieces of literature FREE of Charge. Afterwards US$.25 per brochure. (Maximum of two double-sided A4 or letter size 8.5 x 11 sheets printed)

Initials _____ Initials _____

F.O.B. PRICE SCHEDULE AS OF January 1, 2010

International Distributor Pricing Schedule As of January 1, 2010 guaranteed for 6 months.
Pricing is subject to change afterwards with 30 days written notice.

Container Quantities – 20 foot container approximately - 10,000 units
Prices are F.O.B. China ~ Items would be drop shipped directly from our Factory in Guangzhou, China

PURCHASE OF 1,000-4,999 UNITS

PurifyAir 30M - smoke & fire safety hood (30 minute) Hard or Soft Case – CE Certified US $[omitted]
PurifyAir 60M - smoke & fire safety hood (60 minute) Hard or Soft Case - CE Certified US $[omitted]

ASE30 - smoke & fire safety hood (30 minute) Soft Travel Pack - - US $[omitted]
ASE30A - smoke & fire safety hood (30 minute) Hard Case - - - - - US $[omitted]

ASE60 - smoke & fire safety hood (60 minute) Soft Case - - - - - US $[omitted]
ASE60A - smoke & fire safety hood (60 minute) Hard Case - - - - - US $[omitted]

ASE30BR - chemical/biological/smoke/fire safety hood (30 minute) Hard or Soft Case US $[omitted]
ASE30BR – chem/bio/smoke/fire/gas replacement filter (30 minute) - - - US $[omitted]

AFSY30 – EEBD Maritime Oxygen Generating Self Rescue Respirator (30 / 60 Minute) US $[omitted]
HFZY30 – Oxygen Generating Self Rescue Respirator (30 / 60 Minute) US $[omitted]

PURCHASE OF 5,000-9,999 UNITS

PurifyAir 30M - smoke & fire safety hood (30 minute) Hard or Soft Case – CE Certified US $[omitted]
PurifyAir 60M - smoke & fire safety hood (60 minute) Hard or Soft Case - CE Certified US $[omitted]

ASE30 - smoke & fire safety hood (30 minute) Soft Travel Pack - - US $[omitted]
ASE30A - smoke & fire safety hood (30 minute) Hard Case - - - - - US $[omitted]

ASE60 - smoke & fire safety hood (60 minute) Soft Case - - - - - US $[omitted]
ASE60A - smoke & fire safety hood (60 minute) Hard Case - - - - - US $[omitted]

ASE30BR - chemical/biological/smoke/fire safety hood (30 minute) Hard or Soft Case US $[omitted]
ASE30BR – chem/bio/smoke/fire/gas replacement filter (30 minute) - - - US $[omitted]

AFSY30 – EEBD Maritime Oxygen Generating Self Rescue Respirator (30 / 60 Minute) US $[omitted]
HFZY30 – Oxygen Generating Self Rescue Respirator (30 / 60 Minute) US $[omitted]

PURCHASE OF 10,000-49,999 UNITS

PurifyAir 30M - smoke & fire safety hood (30 minute) Hard or Soft Case – CE Certified US $[omitted]
PurifyAir 60M - smoke & fire safety hood (60 minute) Hard or Soft Case - CE Certified US $[omitted]

ASE30 - smoke & fire safety hood (30 minute) Soft Travel Pack - - US $[omitted]
ASE30A - smoke & fire safety hood (30 minute) Hard Case - - - - - US $[omitted]

ASE60 - smoke & fire safety hood (60 minute) Soft Case - - - - - US $[omitted]
ASE60A - smoke & fire safety hood (60 minute) Hard Case - - - - - US $[omitted]

ASE30BR - chemical/biological/smoke/fire safety hood (30 minute) Hard or Soft Case US $[omitted]
ASE30BR – chem/bio/smoke/fire/gas replacement filter (30 minute) - - - US $[omitted]

AFSY30 – EEBD Maritime Oxygen Generating Self Rescue Respirator (30 / 60 Minute) US $[omitted]
HFZY30 – Oxygen Generating Self Rescue Respirator (30 / 60 Minute) US $[omitted]

OEM – PRIVATE LABELING - OEM Product with specifically labeled packaging for you.
Minimum quantities of 5000 units per model must be purchased to enable private address labeling of either or both models. 10,000 units per 20 foot container. Literature – With an order of 10,000 units we will provide 5,000 pieces of literature FREE of Charge. Afterwards US$.25 per brochure. (Maximum of two double-sided A4 or letter size 8.5 x 11 sheets printed)

Initials _____ Initials ________

C-603 Bin Hai Garden, Nansha, Guangzhou, P.R.C. China P.C. 511458
China Phone 86-13824406141 - - China Fax 86-20-84687271
Email – safetyhood@live.com
760 South 2nd Street, St. Louis Missouri 63102 USA
TOLL FREE: +1-888-892-1828 ~ Tel: +1-636-938-1171 ~ Fax: +1-636-244-1791

EXHIBIT B
DESCRIPTION OF THE TERRITORY

Subject to the provisions of sections III.5 and III.6 of this Agreement, the following geographic areas, country or countries shall constitute the Territory: **NORTH AMERICA.**

and **Megola Inc.** located at **704 Mara St., Suite 111, Point Edward, ON, Canada, N7V 1X4,** will remain the master distributor of the noted products in this agreement in the above noted Territory and all similarly related products that will be introduced during the next five (5) years commencing from the date of this endorsed agreement.

The territory will consist of all of **NORTH AMERICA** and other areas presently covered by the Master Distributor with it's existing products either within the state (s) and or country (s) including and not limited to catalog distribution or available through the internet.

The Company will not infringe on this territory with any other Master Distributor for direct sales to it's customer base, however, The Company cannot be held responsible, liable, nor can it enforce the restriction of Internet or Catalog Sales that are made by the "Distributor" into his or another territory by his or another distributor.

The Company will – to the best of its ability ensure that direct sales into the Distributors territory be restricted to the Distributor referred to in this agreement.

This agreement is also contingent on the minimum annual sales of 10,000 ~ 20,000 units during any calendar twelve month period. Master Distributor performance will be reviewed every month to determine annual sales goals are realistic or attainable. Adjustments may be made by the Company after careful considerations. Failure to comply with this minimum, unless otherwise agreed to, will result in the termination of this agreement with 30 days written notice or the sharing of this territory with other existing distributors.

The Company expects the Master Distributor to place an initial stocking inventory of a minimum of 5,000 units of any one or combination thereof the aforementioned models within 90 days after the endorsement of this agreement. Failure to comply with this placement of an initial stocking order within 120 days will result in automatic termination of this agreement. The result will be the awarding of the distribution of all the aforementioned products to any and all organizations wishing to comply with these conditions in the same country or region of **NORTH AMERICA.**

EXHIBIT C
INSURANCE and LIABILITY

The Company assures the Distributor that all products have been tested and meet the stated safety standards listed in all test reports or related literature. Any liability or claims rest solely with or against the manufacturer of the product.

The Distributor, Company, Agent and Manufacturer are not liable for any use or misuse of any of the products mentioned in this agreement outside of the published recommended and approved and / or tested conditions for usage. Failure of the end-user to use in compliance with these posted conditions for usage the end-user will forfeit any and all right(s) for seeking remuneration in any form from either singly or collectively the Distributor, Company, Agent or Manufacturer.

PICC - Property and Casualty Insurance Corporation of China covers all liability claims. Any use or misuse of the product outside of the recommended usage criteria for the particular product in question is not covered under this or any other policy and the liability in these circumstances rests solely with the buyer or the user of the product.

EXHIBIT D
COMPANY'S EXISITING DISTRIBUTOR BASE

The Company will coordinate the transfer to the Master Distributor all of the Company's Existing Distributors in the Territory of **NORTH AMERICA** for the purpose of the Master Distributor to handle the distribution of the Company's products through these existing channels of distribution. The Master Distributor is not allowed to market competitive products to the Company's core products that they manufacture in accordance with the factory located in China. Failure to comply will result in immediate termination of the Master Distributors Agreement with the Company and all losses (i.e., monetary or otherwise) will be recouped from the Master Distributor by the Company. A monthly accounting record of where all dated products have been sold will be provided by the Master Distributor to the Company as they have a 5 year shelf life and are Life Saving Devices.

EXHIBIT E
USE OF REFERENCES

The Company Authorizes the Distributor the use of references, i.e., NASA, FEDEX, NBA, U.N., U.S. Air Force, etc. in the marketing of our products in the Distributors respective region or territory. Any publicized media by the Distributor that uses or makes reference to these references or logo(s) should first be cleared with the Company so as not to infringe on the copyright(s) of those aforementioned references. Liability or claims for use or misuse of these references without the expressed consent of the Company or Manufacturer rest(s) solely with or against the Distributor of the product. The Company accepts full responsibility and liability for the use of these references and logo(s) if the above terms and conditions are met by the Distributor.

Initials _____ **Initials _____**

EXHIBIT F
SUPPLEMENTAL TERMS

1) We will provide you 20 - TRAINING units of the ASE60A Hard Case at No Charge to Assist your Sales Distribution network in Demonstrating the product.

2) We will also provide 1000 to 2000 copies of our existing ASE30 / ASE60 CATALOG at NO CHARGE (for printing) to you with your company details on it so clients can refer back to you to assist in your marketing.

3) We will also provide at least 10 complete sets of Display Posters with stands for your Distributors to use in Seminars / Trade Shows or their Showrooms.

4) After the initial order of 5000 units - we will honor the same pricing for all subsequent minimum orders of 1000+ units to be shipped to your nominated port of entry location F.O.B. China.

5) All existing test certificates will be provide to you on CD or DVD and any future testing certificates will be provided to you as they are obtained.

6) If requested and if it is felt to be advantageous, we would be more than happy to assist your marketing efforts by personally visiting a number of your distributors in NORTH AMERICA to assist in their efforts by conducting seminars with key clients in their respective regions or in your distributors offices - thus educating your client base and also your distribution sales staff about the products and their applications through various market segments and also the strengths verses the competition.

7) Please provide us your finalized Fire Escape Smoke Hood order and endorsed Agreement at your earliest convenience.

8) Inform us if you wish to have your own branded Name / Logo presented on the product as we will need details and artwork. We could ship product vacuum sealed - and labels and packaging for your assembly in Canada or USA to give it a Local Content

9) We are able to place Made in PRC on the labeling if this would help PRC – Peoples Republic of China which is technically correct

10) We have attached a sample label for the vacuum sealed bag we made up for another client who put together safety kits for their employees.

Initials ______ **Initials ________**

C-603 Bin Hai Garden, Nansha, Guangzhou, P.R.C. China P.C. 511458
China Phone 86-13824406141 - - China Fax 86-20-84687271
Email – safetyhood@live.com
760 South 2nd Street, St. Louis Missouri 63102 USA
TOLL FREE: +1-888-892-1828 ~ Tel: +1-636-938-1171 ~ Fax: +1-636-244-1791